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(Continued from Screen 35)                                filed for series  0.
   Condensed balance sheet data:         As of the end of current reporting
                                        period (000's omitted except for per
                                        share amounts and number of accounts)
74.O) Payables for portfolio instruments purchased ----------------- $     0
   P) Amounts owed to affiliated persons --------------------------- $     0
   Q) Senior long-term debt ---------------------------------------- $     0
   R) Other liabilities:  1. Reverse repurchase agreements --------- $     0
                        2. Short sales --------------------------- $     0
                        3. Written options ----------------------- $     0
                        4. All other liabilities ----------------- $     0
   S) Senior equity ------------------------------------------------ $     0
   T) Net assets of common shareholders ---------------------------- $     0
   U) 1. Number of shares outstanding ------------------------------       0
      2. Number of shares outstanding of a second class of shares
         of open-end company ---------------------------------------       0
   V) 1. Net asset value per share (to nearest cent) ------------- $11.58, 10.15
      2. Net asset value per share of a second class of open-end company shares (to nearest cent) -------------------------$10.15, 11.83
   W) Mark-to-market net asset value per share
      for money market funds only (to 4 decimals) ------------------ $   0.0000
   X) Total number of shareholder accounts -------------------------          0
   Y) Total value of assets in segregated accounts ----------------- $        0
                              SCREEN NUMBER: 36